                                                                     EXHIBIT 2.6

                              SENIOR SECURED NOTES
                               PURCHASE AGREEMENT

         THIS SENIOR SECURED NOTES PURCHASE AGREEMENT (the "Agreement"), is entered into this 1st day of September, 2000, between CHESAPEAKE ENERGY CORPORATION ("CEC") and LEHMAN BROTHERS INC. (the "Noteholder").

                                   RECITALS:

     A. The Noteholder owns the 1 1/8% Senior Secured Notes Due 2005 issued by Gothic Production Corporation, an Oklahoma corporation ("Gothic"), in the principal amount set forth in Schedule "1" attached hereto as a part hereof, together with the accrued unpaid interest thereon in the amount set forth in Schedule "1" (the "Notes") which Notes were issued and are held pursuant to that certain Indenture dated as of April 21, 1998 between The Bank of New York as Trustee (the "Trustee") and Gothic as Issuer (the "Indenture") and are secured by the Collateral described in the Mortgages dated as of April 21, 1998 between Gothic and the Trustee (the "Mortgages") and that certain Guaranty dated as of April 21, 1998 executed by Gothic Energy Corporation ("GEC") in favor of the Trustee (the "Guaranty" and collectively with the Notes, the Indenture, the Mortgages and all other rights, titles and interests of the Noteholder in connection with the Notes, the "Note Documents").

     B. CEC desires to acquire and the Noteholder desires to sell the Notes owned by the Noteholder for a purchase price consisting of CEC common stock, par value of $0.01 per share (the "CEC Common Stock") in such manner and on the terms and conditions set forth herein.

         NOW, THEREFORE, for and in consideration of the recitals and the mutual covenants and agreements set forth in this Agreement and for the purpose of prescribing the terms and conditions for the purchase and sale of the Notes, the parties hereby agree as follows:

1. Purchase and Sale. Subject to the terms and conditions set forth in this Agreement and the Registration Rights Agreement (as hereinafter defined), the Noteholder hereby agrees to sell its Notes and the beneficial interest in the trust created by the Note Documents to CEC and CEC hereby agrees to purchase the Notes and the Noteholder's beneficial interest in the trust created by the Note Documents and pay the Purchase Price (as hereinafter defined) to the Noteholder.

2. Purchase Price. Upon satisfaction or waiver of the conditions precedent set forth in paragraphs 8 and 9 hereof in accordance with the terms thereof, and in consideration for the sale of the Notes to CEC, CEC will transfer to the Noteholder the number of shares of CEC Common Stock set forth in Schedule "2" (the "Purchase Price") on the Closing Date (as hereinafter defined). The CEC Common Stock constituting the Purchase Price is referred to herein as the "Purchase Price Shares".

3. Closing. Subject to the terms and provisions hereof, the closing of the transactions provided for herein (the "Closing") shall occur at 10:00 a.m. C.D.T. at the offices of Weil, Gotshal & Manges LLP, 700 Louisiana, Suite 1600, Houston, Texas 77002 on September 1, 2000 (the "Closing Date") unless another date, time or place is agreed to in writing by the parties hereto. The obligations of the Noteholder to deliver its Notes to CEC via DTC delivery on the Closing Date shall be subject to simultaneous delivery of the Purchase Price Shares to the Noteholder.

4. Representations and Warranties of Noteholder. The Noteholder represents and warrants to CEC as follows:

     4.1 No Breach of Statute or Contract; Governmental Authorizations. Neither the execution and delivery of this Agreement nor compliance with the terms and provisions of this Agreement by the Noteholder will result in the creation of any material lien, charge or encumbrance upon the Noteholder's Notes or the Noteholder's interest in the trust created by the Note Documents.

     4.2 Authorization of Agreement. The execution, delivery and performance of this Agreement by the Noteholder has been duly and validly authorized by all requisite action. The execution, delivery and performance by the Noteholder of all other agreements and transactions contemplated hereby have been, or prior to Closing will be, duly authorized and approved by all requisite action on the part of the Noteholder. This Agreement has been, and the other agreements and instruments contemplated hereby when executed and delivered will be, duly executed and delivered by the Noteholder as required and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, this Agreement constitutes and, when executed, each of the other agreements contemplated hereby will constitute, a valid and binding obligation of the Noteholder enforceable against the Noteholder in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally from time to time and to general principles of equity.

     4.3 Broker's or Finder's Fees. The Noteholder has not incurred any liability, contingent or otherwise, for brokers' or finders' fees with respect to this Agreement or the transactions contemplated hereby.

     4.4 Claims or Litigation. There is no material suit, action or other proceeding pending before any court or governmental agency and, to the knowledge of the Noteholder, there is no material claim, dispute, suit, action or other proceeding threatened involving the Notes or the Noteholder's interest in the trust created by the Note Documents.

     4.5 Investment Intent. On the Closing Date, the Noteholder is acquiring the Purchase Price Shares for investment purposes only and not with a view to or in connection with a distribution within the meaning of the Securities Act of 1933, as amended (the "33 Act"), except as provided in the Registration Rights Agreement. The Noteholder understands and agrees that the certificates representing the Purchase Price Shares will have a legend imprinted thereon to the following effect:

            "THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS. SUCH SHARES OF COMMON STOCK MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID SECURITIES ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE OR THAT REGISTRATION UNDER SAID SECURITIES ACT IS NOT REQUIRED."

     4.6 Powers of Attorney. There are no outstanding powers of attorney relating to or affecting the Noteholder's Notes or the Noteholder's interest in the trust created by the Note Documents.

     4.7 Note Documents. The Noteholder: (a) has good title to the Notes free and clear of all liens, claims and encumbrances; (b) has not previously sold, assigned, transferred, mortgaged or pledged the Notes or the related interest in the Note Documents or the proceeds now or hereafter due under the Notes; and (c) has not waived, released, discounted, setoff or otherwise discharged or compromised the payments to accrue under the Notes. The unpaid principal balance of the Notes and the accrued unpaid interest thereon as of the Closing Date is as set forth in Schedule "1" attached hereto.

     4.8 Consents. No consents to the transactions contemplated by this Agreement are required to be obtained by the Noteholder by contract or otherwise including, without limitation, consents by Gothic or the Trustee.

5. Representations and Warranties of CEC. CEC represents and warrants to the Noteholder as follows:

     5.1 Organization, Good Standing, Etc. CEC is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. CEC has the corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     5.2 Capital Stock of CEC. The authorized capital stock of CEC consists of 250,000,000 shares of CEC Common Stock and 10,000,000 shares of preferred stock of which 148,768,103 shares of CEC Common Stock (net of treasury shares) and 624,037 shares of preferred stock (net of treasury shares) were issued and outstanding as of August 23, 2000. Each share of CEC Common Stock to be issued pursuant to this Agreement will be subject to the Registration Rights Agreement.

     5.3 SEC Documents. CEC has delivered or made available to the Noteholder each registration statement, report, definitive proxy statement or definitive information statement and all exhibits thereto filed since December 31, 1998, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "CEC Reports"). The CEC Reports, which, except as otherwise disclosed, were filed with the SEC in a timely manner, constitute all forms, reports and documents required to be filed by CEC under the 33 Act, the Securities Exchange Act of 1934, as amended (the "34 Act") and the rules and regulations promulgated thereunder. As of their respective dates, the CEC Reports (a) complied as to form in all material respects with the applicable requirements of the 33 Act and the 34 Act and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. Each of the balance sheets of CEC included in or incorporated by reference into the CEC Reports (including the related notes and schedules) fairly presents the financial position of CEC as of its date and each of the statements of income, retained earnings and cash flows of CEC included in or incorporated by reference into the CEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of CEC for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of any unaudited statements, as permitted by Form 10-Q promulgated under the 34 Act.

     5.4 No Breach of Statute or Contract; Governmental Authorizations. Neither the execution and delivery of this Agreement nor compliance with the terms and provisions of this Agreement will violate any law, statute, rule or regulation of any governmental authority, or will on the Closing Date conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any court or governmental agency, authority to which CEC is subject or of any agreement or instrument to which CEC is a party. Neither the execution and delivery of this Agreement nor compliance with the terms and provisions of this Agreement by CEC will result in the creation of any material lien, charge or encumbrance upon the CEC's assets.

     5.5 Authorization of Agreement. The execution, delivery and performance of this Agreement have been duly and validly authorized and approved by all requisite corporate action on the part of CEC. This Agreement has been, and the other agreements contemplated hereby when executed and delivered will be, duly authorized, executed and delivered by CEC and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, this Agreement constitutes and, when executed, each of the other agreements contemplated hereby will constitute, a valid and binding obligation of CEC enforceable against CEC in accordance with its terms subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally from time to time and to general principles of equity.

     5.6 Broker's or Finder's Fees. CEC has not incurred any liability, contingent or otherwise, for brokers' or finders' fees with respect to this Agreement or the transactions contemplated hereby.

     5.7 Litigation. There is no litigation, proceeding or investigation pending or, to the knowledge of CEC threatened against or affecting CEC that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by CEC in connection with the transactions contemplated hereby.

     5.8 Vote Required. No vote of the holders of any class or series of CEC capital stock or other voting securities is necessary to approve this Agreement or the transactions contemplated hereby.

     5.9 Shares. The Purchase Price Shares to be issued to the Noteholder has been duly authorized for issuance to this Agreement and, when issued and delivered by CEC in accordance with this Agreement, will be validly issued, fully paid and nonassessable. The issuance of the Purchase Price Shares under this Agreement is not subject to any preemptive rights.

     5.10 Consents. No consents to the transactions contemplated by this Agreement are required to be obtained by CEC by contract or otherwise except any such consents which have been duly obtained.

6. Information. Each of CEC and the Noteholder acknowledge and agree that it has been advised that the other party has or may have information (including information received on a privileged basis from Gothic, GEC or their respective attorneys or financial advisors concerning Gothic or GEC and/or their respective business, properties, condition (financial or otherwise), results of operations, plans or prospects, that is non-public and that may be considered material, including, without limitation, information relating to various alternatives, financial or otherwise, with respect to Gothic, GEC or the Notes (including, but not limited to, a recapitalization or other restructuring of Gothic, GEC or their respective businesses, actions under applicable bankruptcy, liquidation, insolvency or moratorium laws, or otherwise) (collectively, "Confidential Information"). Recognizing the foregoing, neither CEC nor the Noteholder desires that the other party or parties disclose any Confidential Information, notwithstanding that such Confidential Information may be material to CEC's decision to purchase the Notes or the Noteholder's decision to sell the Notes and each party hereto specifically requests that each other party hereto not disclose any Confidential Information to any other party hereto. Each party to this Agreement, for itself and on behalf of its successors and assigns (and for and on behalf of its affiliates) hereby acknowledges and agrees that: (i) CEC initiated and still desires to consummate the purchase of the Notes from the Noteholder at the Purchase Price; (ii) the Noteholder still desires to consummate the sale of the Notes to CEC at the Purchase Price; (iii) except as expressly set forth in this Agreement, no party has made nor makes any representation or warranty (express, implied or otherwise) with respect to Gothic, GEC or their respective businesses, properties, condition (financial or otherwise), results of operations, plans or prospects or with respect to the Notes, other than with respect to the Noteholder's ownership of the Notes and the authority of the Noteholder to transfer the Notes to CEC; (iv) each party voluntarily assumes all risks associated with the purchase and sale of the Notes and is not relying on any disclosure or non-disclosure made or not made by any other party or CEC in connection therewith; and (v) such party has no claims, and if any such claim may exist, hereby irrevocably waives and releases, and covenants and agrees not to assert, any claim against any other party or any of their respective directors, officers, partners, stockholders or affiliates in connection with or arising out of the purchase and sale of the Notes pursuant hereto or any failure by any party to disclose any Confidential Information, whether such claim arises under federal or state securities laws or otherwise.

7. Covenants. The Noteholder and CEC covenant and agree as follows:

     7.1 Absolute Conveyance. The Noteholder hereby acknowledges and agrees that: (a) the conveyance of the Notes and the related interests in the trust created by the Note Documents to CEC pursuant to the terms of this Agreement is an absolute conveyance of all of the Noteholder's right, title and interest in and to the Notes and the Note Documents, in fact as well as in form, and neither this Agreement nor any other conveyance document is intended to be a mortgage, trust conveyance, deed of trust or security instrument of any kind; (b) the consideration for such conveyance is exactly as recited in this Agreement; and (c) after the Closing Date and Closing of the transactions contemplated in this Agreement, the Noteholder will have no further interest (including rights of redemption) or claims in, to or against the Notes or the Note Documents or to the proceeds or profits that might be derived therefrom.

     7.2 Other Documents. The Noteholder agrees to execute and deliver to CEC and to use commercially reasonable efforts to cause the Trustee and Gothic to execute and deliver to CEC any and all additional assignment documents reasonably requested by CEC to fully effect the intent of this Agreement.

     7.3 Adverse Actions. The Noteholder covenants and agrees with CEC that from the date of this Agreement until the Closing Date, the Noteholder will not enter into any contract, agreement, commitment or arrangement with respect to or involving the Notes or the Note Documents or take, participate in or consent to any action which might adversely affect the validity, enforceability or value of the Notes or the Note Documents.

     7.4 Listing Application. CEC will use its best efforts to make all necessary and appropriate applications to cause the Purchase Price Shares to be registered pursuant to the Registration Rights Agreement to be listed on the New York Stock Exchange within twenty
            (20) days after the Registration Statement (as hereinafter defined) becomes effective.

8. Conditions to Obligations of CEC. The obligations of CEC to effect the transactions contemplated by this Agreement will be subject to the following conditions:

     8.1 Representations and Warranties. Except to the extent waived in writing by CEC: (a) the representations and warranties of the Noteholder herein contained shall be substantially true at the Closing with the same effect as though made at such time (except if a representation and warranty speaks as of a different date, in which case it shall be substantially true as of such date); and (b) the Noteholder shall have performed all material obligations and complied with all material covenants required by this Agreement to be performed or complied with at or prior to the Closing.

     8.2 Other Agreements. As of the Closing Date the Noteholders shall have executed and delivered to CEC the Registration Rights Agreement in the form attached hereto as Exhibit "8.2" (the "Registration Rights Agreement").

9. Conditions to Obligations of Noteholder. The obligations of the Noteholder to effect the transactions contemplated by this Agreement shall be subject to the following conditions:

     9.1 Representations and Warranties. Except to the extent waived in writing by the Noteholder hereunder: (a) the representations and warranties of CEC herein contained and the representations and warranties of CEC in the Registration Rights Agreement shall be substantially true at the Closing with the same effect as though made at such time (except if a representation and warranty speaks as of a different date, in which case it shall be substantially true as of such date); and (b) CEC shall have performed all material obligations and complied with all material covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

     9.2 Registration Rights Agreement. CEC shall have executed and delivered to the Noteholder the Registration Rights Agreement.

10. Purchase Price Adjustment. CEC and the Noteholder hereby agree that on the date ten (10) days after the expiration of the Averaging Period as defined in paragraph 10.1 (the "Settlement Date"), the Purchase Price will be adjusted based on the following terms and conditions:

     10.1 Adjustment Calculation. The Purchase Price will be adjusted by multiplying the difference between the Average Price (as hereinafter defined) and the Original Price set forth in Schedule "2" by the number of Purchase Price Shares (the "Adjustment Amount"). The "Average Price" will be determined by multiplying the Daily Price for each Selling Day times the number of Purchase Price Shares sold on such Selling Day, adding the sums for all Selling Days during the Averaging Period and dividing the sum by the total number of Purchase Price Shares sold during the Averaging Period, provided, however, that: (i) in the event a Suspension Notice (as defined in the Registration Rights Agreement) is in effect with respect to the Purchase Price Shares during the Averaging Period, the Averaging Period will be extended by the number of days the Suspension Notice is in effect; and (ii) in the event the Registration Statement is not effective on the first anniversary of the Closing Date, the Averaging Period will commence on the day following the date of the first anniversary of the Closing Date. As used in this paragraph:
            (a) "Daily Price" means the closing price of the CEC Common Stock as quoted on the New York Stock Exchange on each Selling Day; (b) "Selling Day" means a trading day on which the

            Noteholder makes sales of any Purchase Price Shares; and (c) "Averaging Period" means the sixty (60) calendar day period commencing with the date the registration of the Purchase Price Shares is declared effective. Within three (3) business days after the earlier of the date all of the Purchase Price Shares are sold or the end of the Averaging Period, the Noteholder will furnish to CEC a reconciliation of each sale of Purchase Price Shares. The Noteholder and CEC acknowledge and agree that: (a) if the Original Price exceeds the Average Price, CEC will cause the Adjustment Amount to be paid to the Noteholder by wire transfer of immediately available funds on the Settlement Date; and (b) if the Average Price exceeds the Original Price, the Noteholder will pay the Adjustment Amount to CEC by wire transfer of immediately available funds on the Settlement Date.

     10.2 Registration Statement. CEC will use its best efforts to file a registration statement under the 33 Act covering the resale of the Purchase Price Shares (the "Registration Statement") within forty-five (45) days after the Closing Date and will use its best efforts to cause the Registration Statement to be declared effective by the Securities and Exchange Commission within one hundred five
            (105) days after the Closing Date.

11. General Provisions. CEC and the Noteholder further agree as follows:

     11.1 Amendments. Subject to applicable law, this Agreement may be amended only by a written instrument executed by each of the parties hereto at any time prior to the Closing.

     11.2 Survival of Covenants, Representations and Warranties. The respective representations and warranties of CEC and the Noteholder contained in this Agreement shall be deemed made as of the Closing and all covenants and undertakings required to be performed will survive the Closing.

     11.3 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York.

     11.4 Notices. All notices, requests, demands or other communications required or permitted by this Agreement shall be in writing and effective when received, and delivery shall be made personally or by registered or certified mail, return receipt requested, postage prepaid, or overnight courier or confirmed facsimile transmission, addressed to the parties as set forth in their respective signature blocks to this Agreement.

     11.5 Fees and Expenses. All fees and expenses, including attorneys' fees, incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the respective party who has incurred such fee or expense, provided, however, CEC (to the extent provided in the Registration Rights Agreement) will bear all expenses incurred in connection with the transfer of the Notes and the registration of the Purchase Price Shares.

     11.6 Headings. The descriptive headings of the sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     11.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

     11.8 Entire Agreement. This Agreement and the other agreements contemplated hereby constitute the entire agreement among CEC and the Noteholder with respect to the subject matter hereof. Unless this Agreement is specifically amended in writing, it supersedes all other agreements and understandings among the parties with respect to the subject matter hereof and thereof.

     11.9 Publicity. The Noteholder and CEC shall, subject to their respective legal obligations (including requirements of the New York Stock Exchange and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby.

     11.10 No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to this Agreement, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any rights of subrogation or action over or against any party to this Agreement.

     11.11 Specific Performance. The Noteholder and CEC each acknowledge that neither the Noteholder nor CEC would have an adequate remedy at law for money damages in the event this Agreement was not performed in accordance with its terms, and therefore, agree that the Noteholder and CEC each shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

     11.12 Partial Illegality or Unenforceability. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be illegal or unenforceable in any respect, such illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

       IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.


                              CHESAPEAKE ENERGY CORPORATION, an
                              Oklahoma corporation

                              By /s/ MARCUS C. ROWLAND
                                ---------------------------------------------
                                 Marcus C. Rowland, Executive Vice-President


                              ("CEC")

                              ADDRESS:
                              6100 North Western Avenue
                              Oklahoma City, Oklahoma 73118
                              Attention: Aubrey K. McClendon
                              Facsimile No. (405) 848-8588

                              LEHMAN BROTHERS INC.


                              By /s/ J. ROBERT CHAMBERS
                                ---------------------------------------------
                              Name J. Robert Chambers
                                  -------------------------------------------
                              Title Managing Director
                                   ------------------------------------------

                              (the "Noteholder")

                              ADDRESS FOR THE NOTEHOLDER:
                              Lehman Brothers Inc.
                              200 Vesey Street, 10 th Floor
                              New York, New York 10285
                              Attention: Mr. Jim Seery
                              Facsimile No. (212) 526-7691

                                  SCHEDULE "1"


    NOTEHOLDER        PRINCIPAL BALANCE OF NOTES     ACCRUED UNPAID INTEREST
    ----------        --------------------------     -----------------------
Lehman Brothers Inc.       $20,149,000.00                  $747,192.00


                                  SCHEDULE "2"

                                 PURCHASE PRICE


    NOTEHOLDER             PURCHASE PRICE SHARES*            SHARE AMOUNT
    ----------             ----------------------            ------------
Lehman Brothers Inc.          3,694,939 shares              $22,306,622.00


* BASED ON $6.0371 PER SHARE (THE "ORIGINAL PRICE").